Exhibit 10.1

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 1 to Securities Purchase Agreement (this “Amendment”), is made as of February [10], 2022, by and between Lion Group Holding Ltd., a Cayman Islands exempted company (the “Company”) and ATW Opportunities Master Fund L.P. (the “Purchaser”), with reference to the following background:

A. The Company and the Purchaser are parties to a certain Securities Purchase Agreement dated as of December 13, 2021 (the “Agreement”);

B. Pursuant to Section 5.5 of the Agreement, the Agreement may be amended in writing if signed by the Company and the Purchaser; and

C. The Company and the Purchaser desire to amend the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, and subject to the terms and conditions set forth herein, the Company and the Purchaser hereby agree as follows:

1. Reduction of Conversion Price of the Certificate of Designation.

The Conversion Price set forth in Section 6(b) of the Certificate of Designation, shall be set as follows: the Conversion Price shall be the lesser of (i) $1.75, subject to adjustment therein, or (ii) 90% of the lowest daily VWAP during the 10 consecutive trading days prior to the Conversion Date (as defined in the Certificate of Designation) (the “Variable Conversion Price”). However, in no event that the Variable Conversion Price shall be lower than $0.75 during the period from December 13, 2021 to April 15, 2022 (the “Floor Price Period of Series B Preferred Shares”). The renewal or extension of the Floor Price Period of Series B Preferred Shares shall be agreed by the Company and the Purchaser in a written consent.

2. Reduction of Conversion Price of the Series A Convertible Preferred Stock

Reference is made to section 4.18 of the Agreement. The conversion price of the Series A Preferred Stock will be adjusted to the lower of $1.75 or 90% of the lowest daily VWAP in the last 10 trading days prior to conversion. However, in no event that the conversion price of the Series A Preferred Stock shall be lower than $0.75 during the period from December 13, 2021 to April 15, 2022 (the “Floor Price Period of Series A Preferred Shares”). The renewal or extension of the Floor Price Period of Series A Preferred Shares shall be agreed by the Company and the Purchaser in a written consent.

3. Effect on Agreement; General Provisions.

Except as set forth in this Amendment, the terms and provisions of the Agreement are declared to be in full force and effect and will not be, or deemed to be, waived, modified, superseded or otherwise affected by this Amendment. This Amendment shall be governed by the provisions of the Agreement, as amended by this Amendment, which provisions are incorporated herein by reference. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. This Amendment shall become effective retroactively from December 13, 2021.

4. Entire Agreement.

This Amendment together with the Agreement, as amended by this Amendment, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter of this Amendment and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

LION GROUP HOLDING LTD.

By:	/s/ Chunning Wang
Name:	Chunning Wang
Title:	CEO and Director

PURCHASER:

ATW OPPORTUNITIES MASTER FUND LP

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner